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                                                                    EXHIBIT 99.1


               KINNARD ANNOUNCES $4 MILLION GAIN FROM EXERCISE OF
                       ANCOR COMMUNICATIONS STOCK WARRANTS


         MINNEAPOLIS (DECEMBER 16, 1999) -- Kinnard Investments, Inc. (NASDAQ:KINN) today announced that it will recognize a pre-tax investment gain of $4 million in fourth quarter from its exercise of warrants on the common stock of Ancor Communications, Inc. The $4 million gain is after expenses associated with the exercise.

         Investment banking firms, such as Kinnard, often receive warrants as part of the package for their investment banking services. The gain is associated with stock warrants Kinnard received when it served as investment banker on two offerings for Ancor Communications in 1995.

         Ancor Communications is a Minnesota-based company that provides fiber channel switching solutions for storage area networks.

         Kinnard Investments, Inc is a Minneapolis-based financial services holding company engaged in securities brokerage, trading, investment banking, fixed income products, asset management and related financial services.

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